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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Member
Starz, LLC:

        We consent to the use of our report dated April 27, 2012, except as to note 13, which is as of October 23, 2012, with respect to the consolidated balance sheets of Starz, LLC and subsidiaries as of December 31, 2011 and 2010, and the related consolidated statements of operations, comprehensive income, cash flows, and member's interest for each of the years in the three-year period ended December 31, 2011, and our report dated October 23, 2012, with respect to the financial statement schedule, which is as of December 31, 2011, included herein and to the reference to our firm under the heading "Experts" in Amendment No. 2 to the registration statement on Form S-4.

/s/ KPMG LLP

Denver, Colorado
December 18, 2012

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  Exhibit 23.1
Consent of Independent Registered Public Accounting Firm